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                                                                   EXHIBIT 10.42

                                                                  EXECUTION COPY

                       RELEASE OF CLAIMS, CONFIDENTIALITY
                          AND NON-COMPETITION AGREEMENT

         This Release of Claims, Confidentiality and Non-Competition Agreement ("Agreement") is made and entered into as of April 6, 1999, by and between Southern Foods Group, L.P., a Delaware limited partnership (the "Partnership"), and Anthony R. Ward ("Ward").

         WHEREAS, Ward is a party to that certain Executive Employment Agreement dated as of the 4th day September, 1997 between the Partnership and Ward (the "Existing Employment Agreement"); and

         WHEREAS, Ward is presently the Vice Chairman of the Partnership, and the parties desire to enter into this agreement (i) to further protect and maintain the trade secrets and confidential proprietary information of the Partnership, (ii) to prohibit Ward from competing with the Partnership as described herein, and (iii) to release the Partnership from the claims specified herein;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the Partnership and Ward hereby agree as follows:

         1. Release of Claims by Ward. Effective as of the Calculation Date (hereinafter defined), Ward hereby releases and discharges the Partnership, its partners, officers, employees and agents, and the heirs, successors, assigns and legal representatives of each such party, of and from any and all claims, causes of action, suits, liabilities, damages, losses and expenses of any and every nature whatsoever arising out of, or in connection with, (i) his employment with the Partnership from the beginning of such employment to the date of the payment in Paragraph 5 hereof, (ii) the determination and payment of compensation to him by the Partnership with respect to all time periods up to and including the Calculation Date, or (iii) any rights which he might claim to receive any interest in the Partnership, or to receive payment for any such interest; provided, however, that the foregoing shall not constitute a release of any claims, causes of action, suits, liabilities, damages, losses and expenses arising under this Agreement.

                  (a) The foregoing release by Ward includes, but is not limited to, all "Employment Related Claims," which for purposes of this Agreement means claims arising out of or related to Ward's employment as an officer and employee of the Partnership, including without limitation, claims for constructive discharge, unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination, retaliation, breach of contract (express or implied), intentional or negligent infliction of emotional distress, invasion of privacy, defamation of character, duress, fraud or misrepresentation or any violation of Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 (29 U.S.C. 62, et seq)., as amended, or the Texas Commission on Human Rights Act, as amended.



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                  (b) Ward agrees that he has been given a reasonable period of time within which to review and consider this Agreement.

                  (c) In recognition of its statutory duty as an employer, the Partnership advises Ward that this Agreement is an important legal document and that he should consult with an attorney before executing it. The Partnership also advises Ward that he has twenty-one (21) days to consider whether to sign this Agreement and that he has eight (8) days after this Agreement is fully executed to revoke his acceptance of its terms. In the event of revocation by Ward (i) this Agreement shall be revoked and shall be of no force and effect whatsoever except as necessary to enforce the provisions of this subparagraph (c), and (ii) Ward and the Partnership shall each immediately return to the other all consideration received pursuant to this Agreement.

                  (d) This Paragraph 1 shall not apply to any liabilities or obligations that the Partnership may have to Ward for compensation or benefits due to Ward under (i) the Existing Employment Agreement, (ii) that certain Consulting Agreement dated as of September 5, 1997 between Mid-America Dairymen, Inc. and Ward, as may be amended from time to time (the "Consulting Agreement"), (iii) any pension plan, 401(k) plan, management security plan, supplemental executive retirement plan or any other similar plan in which Ward is a participant as of the Calculation Date or (iv) any employee benefit plan maintained by the Partnership that provides medical benefits of any kind, including without limitation hospitalization, dental or other health benefits of any kind (all of such plans referred to in clauses (iii) and (iv) of this sentence, the "Partnership Benefit Plans"). Ward reserves all rights and remedies with respect to compensation and benefits due to him under the Existing Employment Agreement, the Consulting Agreement and the Partnership Benefit Plans.

         2. Confidentiality/Trade Secrets. Ward acknowledges that his position with the Partnership is one of trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Partnership. Both during the term of this Agreement and thereafter, Ward covenants and agrees as follows:

                  (a) that he will exercise diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Partnership including but not limited to the identity of its customers and suppliers, the identity of its officers and other key employees and their areas of expertise, its marketing and expansion plans, its arrangements with customers and suppliers, and its technical data, records, compilations of information, processes, and specifications relating to its customers, suppliers, products and services;

                  (b) that he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment; and

                  (c) that he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.



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         All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Partnership, whether prepared by Ward or otherwise coming into his possession shall be the exclusive property of the Partnership and shall be delivered to the Partnership and not retained by Ward upon termination of his employment with the Partnership for any reason whatsoever.

         Ward shall not be required to keep confidential or restrict the use of any trade secrets or confidential and proprietary data and information of the Partnership (i) which he may be required to disclose at the express direction of any authorized government agency, pursuant to a subpoena or other court process, or as otherwise required by any law, rule, regulation or order of any regulatory body, (ii) which has become generally available to the public by means other than a breach of this Agreement by Ward, or (iii) as to which disclosure or use the Partnership consents in writing in its sole and absolute discretion.

         3. Non-Competition. Ward covenants and agrees that during the term of this Agreement and after termination of this Agreement for a period of three (3) years, (i) he shall not without the prior written consent of the Partnership, in its sole discretion, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or through any kind of ownership or investment (other than ownership of securities of publicly held corporations of which Ward owns less than five percent (5%) of any class of outstanding securities) or in any other representative or individual capacity, engage in any business or render any services to any business that is in competition with the business of the Partnership in any state in which the Partnership is conducting business at the time of the Calculation Date, and (ii) he shall not encourage, solicit or induce, directly or indirectly, any employee, manager, supervisor or officer of the Partnership to terminate his or her employment with the Partnership or any affiliate of the Partnership.

         4. Remedies for Breach of Covenants of Ward. The covenants set forth in Paragraphs 2 and 3 of this Agreement shall continue to be binding upon Ward, notwithstanding Ward's termination of employment with the Partnership. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that injunctive relief, in addition to any other remedies that may be available to the Partnership at law or in equity, shall be available to the Partnership to prevent to the breach or any threatened breach thereof.

         5. Consideration.

                  (a) Amount of Aggregate Consideration. Subject to the terms of Paragraphs 6 and 7 hereof, as consideration for the covenants and agreements of Ward set forth in this Agreement, Ward shall, immediately upon his termination of employment with the Partnership for any reason whatsoever, including his death, be entitled to receive the sum of (i) the Consideration Amount (calculated as set forth below), plus (ii) the Gross-Up Payment (calculated as set forth below). In the event of Ward's death, Ward's legal representatives will be entitled to payment of the Consideration Amount and the Gross-Up Payment provided for under the terms of this Agreement.

                  The "Consideration Amount" that Ward shall receive upon the termination of Ward's employment with the Partnership shall be calculated as of the date of such termination (the

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         "Calculation Date") and shall be a sum equal to the excess of (i) the
         Formula Put Price (as defined and calculated in accordance with the provisions of Section 8.11(c) of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and in effect on the date of this Agreement (the "SFG Partnership Agreement"), except that for the purposes of this Agreement, subparagraph (C) of the SFG Partnership Agreement shall be modified so that the result obtained after making the calculations provided for in subparagraph (B) of the SFG Partnership Agreement would be multiplied by the percentage equal to the Ward Deemed Partnership Interest (defined below) measured as of the Calculation Date, rather than by Schenkel's percentage ownership of the Partnership), calculated as of the Calculation Date over (ii) $1,000,000. In other words, the Consideration Amount shall be determined in accordance with the following formula:

                  Consideration Amount = (Formula Put Price x .02) - $1,000,000, assuming that the Ward Deemed Partnership Interest remains at 2% as of the relevant Calculation Date

         For purposes of this Agreement, the "Ward Deemed Partnership Interest" at the time of the Calculation Date shall mean such Common Partner Interest as would be held by Ward at such time if, as of the date hereof, Ward held a two percent (2%) Common Partner Interest and the actual holders of Common Partner Interests held, instead of the Common Partner Interests actually held, the Common Partner Interests shown below for such Partners:

                  SFG Management Limited Liability Company           .98%
                  Pete Schenkel                                    48.51%
                  Dairy Farmers of America, Inc.                   48.51%
                  Anthony R. Ward                                   2.00%
                                                                  ------
                                                                  100.00%
                                                                  ======

                  The Consideration Amount shall be increased by an additional payment (the "Gross-Up Payment") which will be in an amount such that, after payment by Ward of all applicable federal income taxes, Medicare taxes and Utah state taxes on the Consideration Amount and on the Gross-Up Payment, Ward is in substantially the same position as if the Consideration Amount were treated as a gain recognized on a sale by Ward of a common limited partnership interest in the Partnership, the gain from which would be taxed for applicable federal and state tax purposes as long term capital gains taxed at the applicable federal and state tax rates for long term capital gains in effect as of the Calculation Date.

                  (b) Payment of Consideration. The Consideration Amount plus the Gross-Up Payment shall be payable in cash by the Partnership as soon as practicable following the end of the 30-day period described in Paragraph 6 below, but in no event later than sixty (60) days following the Calculation Date, unless the Partnership is unable to make such payments because of any contractual restriction with any lenders of the Partnership limiting the amount or timing of such payments that can be made during any fiscal year of the Partnership (a "Payment Restriction"), in which case the Partnership shall make such payments as are permitted under the terms of such Payment Restriction. Any such payments that are postponed because of Payment Restrictions shall be paid to Ward as soon as, and to the



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         extent, permitted by the Payment Restrictions. Any portion of the
         Consideration Amount and the Gross-Up Payment which are not made within one year of the Calculation Date shall bear interest at a floating rate equal to the prime rate in effect from time to time as published in the Southwest Edition of the Wall Street Journal. Such accrued interest shall be paid to Ward as soon as, and to the extent, permitted by the Payment Restrictions.

                  (c) Allocation of Consideration. The parties agree that, of the aggregate consideration paid under this Agreement, $10,000 is paid for the release of claims in Paragraph 1 and the remainder is paid for the promises and covenants made by Ward in Paragraphs 2 and 3 hereof.

         6. Limited Termination Rights. Notwithstanding Paragraph 5 above, in the event that Ward's employment with the Partnership is terminated either (i) involuntarily by the Partnership, with or without cause, or (ii) by Ward resigning with good reason, then Ward shall have the right to terminate this Agreement by delivering to the Partnership written notice of such termination within 30 days following the Calculation Date. As a result of any such termination of this Agreement, Ward would no longer be bound by the covenants or agreements set forth herein and would not be entitled to receive any payments hereunder, and the Partnership would not be obligated to pay the Consideration Amount, the Gross-Up Payment or any other amounts hereunder. For the purposes of this Agreement, Ward shall be deemed to have resigned for good reason if the Partnership assigns to Ward any duties inconsistent in any material respect with Ward's position (including status, office, title, and reporting requirements), authority, duties or responsibilities or any other action by the Partnership which results in material diminution in such position, authority, duties or responsibilities of Ward.

         7. Coordination with Change in Control Agreement. In the event, as a result of or in connection with a Change in Control (as defined in that certain Change in Control Agreement of even date herewith between the Partnership and Ward (the "Change in Control Agreement")), Ward becomes entitled to receive the consideration set forth in such agreement, then this Agreement shall terminate and Ward shall not be entitled to receive any payments whatsoever under this Agreement and the Partnership shall not be obligated to pay the Consideration Amount, the Gross-Up Payment or any other amounts hereunder. In the event that a Change of Control occurs within one year following the Calculation Date, regardless of whether Ward's termination of employment with the Partnership was voluntary or involuntary and whether all or any portion of the Consideration Amount and Gross-Up Payment have been paid hereunder, Ward shall be entitled to receive the consideration set forth in the Change in Control Agreement, subject to the terms and conditions thereof; provided, however that such consideration shall be reduced by the amount of any payments made by the Partnership to Ward hereunder.

         8. Third Party Consents. This Agreement is subject to obtaining all necessary third party consents to the actions set forth above, including but not limited to obtaining all necessary consents under the terms of the Partnership's credit agreement and the indenture executed in connection with the Meadow Gold/Borden transactions.



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         9.       Miscellaneous.

                  (a) Waivers Applicable to Covenants Not to Compete. In its sole discretion, the Partnership shall have the right at any time and from time to time, upon written approval of the Partnership's general partner, to waive all or any portion of the Partnership's rights under the covenants not to compete contained in Paragraph 3 of this Agreement as applicable to Ward, including, without limitation, reducing the scope of such covenants not to compete applicable to Ward or reducing the time period or the geographical area of such covenants not to compete applicable to Ward; provided that any such covenants not to compete as effected by such waiver shall remain fully in effect. In order to be effective, any such waiver must be in writing, approved by the Partnership's general partner as provided above, and executed by an authorized officer of the Partnership.

                  (b) Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) if a fax number is listed below, transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmitter's confirmation of receipt of a facsimile transmission if transmitted within customary business hours, or if not transmitted within customary business hours, the following business day.

                           If to the Partnership:

                                    Southern Foods Group, L.P.
                                    3114 South Haskell
                                    Dallas, Texas 75223
                                    Attention:  Mr. Pete Schenkel
                                    Fax No.: (214) 821-1686

                           If to Ward:

                                    Mr. Anthony R. Ward
                                    3184 East 4100 North
                                    Liberty, Utah 84310
                                    Fax No.:
                                            ----------------

         Any party may change its address for notice by giving notice in accordance with the terms of this Paragraph 9(b).



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                  (c) Law Governing.  THIS AGREEMENT SHALL BE GOVERNED BY
         AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
         TEXAS.

                  (d) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

                  (e) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

                  (f) Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. Since the duties and services of Ward hereunder are special, personal and unique in nature, Ward may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

                  (g) Remedies. If Ward or the Partnership shall file any judicial action for enforcement of this Agreement and successfully recover compensation or damages, the successful party shall be entitled to recover in such proceeding an additional amount equal to interest at ten percent (10%) per annum on the amount recovered from the date such amount was due and payable together with all expenses and reasonable attorneys' fees incurred in obtaining legal advice and counseling respecting his or its rights under this Agreement and in prosecuting and disposing of such action. The provisions of this subparagraph shall be cumulative and without prejudice to any other right or remedy to which Ward or the Partnership may be entitled either at law, in equity or under this Agreement and shall not constitute the exclusive remedy of Ward or the Partnership for breach of this Agreement.

                  (h) Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provisions by either party or of the breach of any other term or provision of this Agreement.

                  (i) Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any word, clause, paragraph or provision of this Agreement.



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                  (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

WARD:                                   THE PARTNERSHIP:

                                        SOUTHERN FOODS GROUP, L.P.

                                        By: SFG Management Limited Liability
                                            Company

                                            By:
--------------------------------               ------------------------------
Anthony R. Ward                             Its:
                                                -----------------------------


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